[Translation]

May 26, 2016
To whom it may concern

Company Name:	Acucela Inc.
Title and Name of Representative:	Ryo Kubota, Chairman,
President and Chief Executive Officer
(TSE Mothers: Code 4589)
Contact:	Tomomi Sukagawa, Director
Japan Office, Acucela Inc.
TEL: 81-3-5789-5872 (main)
Attorney in fact:	Ken Takahashi, Attorney at law
Baker & McKenzie (Gaikokuho Joint Enterprise)
TEL: 81-3-6271-9900

Announcement on Changes to the Auditor

Notice is hereby given that Acucela Inc. (the "Company"), pursuant to resolutions passed at a meeting of the audit committee of the Company’s Board of Directors (the “Audit Committee”) effective as of May 25, 2016 (Pacific Daylight Time), resolved changes to the auditor as set forth below. The Company will discontinue its engagement with Ernst & Young LLP (“EY”) as the Company’s independent auditor and will appoint BDO USA, LLP as its independent auditor.

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1.	Reasons for the changes of Auditor

While there are no disagreements between the Company and EY with respect to EY’s services as the Company’s independent auditor, the Company believes that the change in independent auditor will maintain the quality of the Company’s auditing going forward at a significantly lower cost.

The Company elected not to make this transition in the first quarter of 2016 because of numerous filings to be made, including, but not limited to, the Company’s annual report for fiscal year 2015, a registration statement on Form S-4 in connection with the Company’s proposed redomicile, and the Company’s quarterly report for the first quarter of 2016. As the Company pursues proposed structural changes in relation to moving its headquarters to Japan, the Audit Committee believes now is the appropriate time to change independent auditors.

Please note that this transition will provide sufficient support for the proposed redomicile of the Company, but is not directly related to such redomicile.

2.	Effective date of change
May 25, 2016 (Pacific Daylight Time)

3.	Details of appointed and former Auditors

1)	Appointed Auditor
Name: BDO USA, LLP
Address: 600 University St., Suite 2528 One Union Square, Seattle, WA 98101
Partner: Michael Reeves

2)	Former Auditor
Name: Ernst & Young LLP
Address: 999 Third Ave, Suite 3500, Seattle, WA 98104
Partner: Michael Bentley

4.	Reason for appointing BDO USA, LLP
The Audit Committee assessed BDO USA, LLP on its broad professional service, independence, its reputation and quality of its audit services and audit fees and determined that BDO USA, LLP would be appropriate to serve as the Company’s auditor going forward.

5.	Last date of the Company’s shareholders’ ratification of the appointment of the former Auditor
June 25, 2015 (Pacific Daylight Time).

6.	Opinion from Ernst & Young LLP on past three years of audit and others
Not applicable.

End

About BDO
BDO International is the fifth largest international accounting network in the world operating in 154 countries with over 1,400 offices worldwide. In the US, BDO US has 446 partners with 63 offices. BDO partners with Sanyu & Co. in Japan, an accredited audit firm listed under the Japanese Institute of Certified Public Accountants to audit listed entities in Japan.

About Acucela Inc.
Acucela Inc. (http://www.acucela.com/ or http://www.acucela.jp) is a clinical-stage ophthalmology company that specializes in identifying and developing novel therapeutics to treat and slow the progression of sight-threatening ophthalmic diseases affecting millions of people worldwide. Acucela’s lead investigational drug candidate, emixustat hydrochloride, is currently in clinical development in collaboration with Otsuka Pharmaceutical Co., Ltd. for geographic atrophy secondary to dry age-related macular degeneration based on Acucela’s proprietary visual cycle modulation technology. Acucela’s pipeline includes drug candidates for the treatment of geographic atrophy, retinitis pigmentosa, cataract, and glaucoma.

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